JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS THIRD-QUARTER 2018 NET INCOME OF
$8.4 BILLION, OR $2.34 PER SHARE

THIRD-QUARTER 2018 RESULTS1

ROE 14% ROTCE[2] 17%	Common equity Tier 1[2] 12.0%	Net payout LTM[3,4] 96%

Firmwide Metrics	■	Reported revenue of $27.3 billion; managed revenue of $27.8 billion[2]
	■	Average core loans[2] ex-CIB, up 6% YoY and 2% QoQ

CCB ROE 31%	■	Average core loans[2] up 6%; average deposits of $674 billion, up 4%
	■	Client investment assets of $298 billion, up 14%
	■	Credit card sales volume[5] up 12% and merchant processing volume up 14%

CIB ROE 14%	■	#1 Global Investment Banking fees with 8.7% wallet share YTD
	■	Equity Markets revenue of $1.6 billion, up 17%
	■	Treasury Services revenue up 12% and Securities Services revenue up 5%

CB ROE 21%	■	Average loan balances up 4%
	■	Strong credit quality with a net recovery of 3 bps

AWM ROE 31%	■	Average loan balances up 12%
	■	Assets under management (“AUM”) of $2.1 trillion, up 7%

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase delivered strong results this quarter with top-line growth in each of our businesses, demonstrating the power of our platform. The U.S. and the global economy continue to show strength, despite increasing economic and geopolitical uncertainties, which at some point in the future may have negative effects on the economy.”
                                                                                                                      Dimon added:  “In Consumer & Community Banking we attracted record net new money this quarter, driving client investment assets up 14%, and we saw continued double-digit growth in card sales and merchant processing volume. Our customer satisfaction across CCB is at or near all-time highs, and we continue to grow deposits faster than the industry, even as the pace slows with rising rates. In the Corporate & Investment Bank we maintained our leadership in Banking and Markets, including #1 in global IB Fees year-to-date. Mixed results in Fixed Income Markets were offset by strong performance in Equities. Commercial Banking delivered another strong quarter, and Asset & Wealth Management attracted positive flows across all asset classes.”
Dimon concluded: “We are extremely excited to be expanding again, as smart regulatory policy and a competitive corporate tax system help us to deliver on our commitment to invest in our customers and communities. We just opened our first branch in Washington, D.C., which is one of hundreds of new branches that we will be opening in new markets, including Philadelphia and Boston. And every time we open branches in a new market, we bring the full force of JPMorgan Chase to that community. In addition, we launched several innovative new products, including our digital investing platform, You Invest, and Sapphire Banking, which builds on our highly successful Sapphire brand. These investments highlight our focus on delivering long-term value to our customers across products and channels, and to our shareholders and communities.”

FORTRESS PRINCIPLES

■	Book value per share of $69.52, up 4%; tangible book value per share[2] of $55.68, up 3%

■	Basel III common equity Tier 1 capital[2] of $185 billion and ratio[2] of 12.0%

■	Firm SLR[2] of 6.5%
OPERATING LEVERAGE

■	3Q18 reported expense of $15.6 billion; reported overhead ratio of 57%; managed overhead ratio[2] of 56%
CAPITAL DISTRIBUTED

■	$6.9 billion[4] distributed to shareholders in 3Q18

■	$4.2 billion of net repurchases and common dividend of $0.80 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$1.9 trillion of credit and capital[6] raised YTD

■	$174 billion of credit for consumers

■	$16 billion of credit for U.S. small businesses

■	$682 billion of credit for corporations

■	$960 billion of capital raised for corporate clients and non-U.S. government entities

■	$41 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-7325                                                                                                                                                                                                    [1]Percentage comparisons noted in the bullet points are for the third quarter of 2018 versus the prior-year third quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, and key performance measures, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures and key performance measures used by management to evaluate the performance of each line of business, see page 6.
Comparisons noted in the sections below are for the third quarter of 2018 versus the prior-year third quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $27.3 billion, $27.8 billion, and $25.6 billion for the third quarter of 2018, second quarter of 2018, and third quarter of 2017, respectively.

Results for JPM				2Q18		3Q17
($ millions, except per share data)	3Q18	2Q18	3Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$27,822	$28,388	$26,452	$(566)	(2)%	$1,370	5%
Noninterest expense	15,623	15,971	14,570	(348)	(2)	1,053	7
Provision for credit losses	948	1,210	1,452	(262)	(22)	(504)	(35)
Net income	$8,380	$8,316	$6,732	$64	1%	$1,648	24%
Earnings per share	$2.34	$2.29	$1.76	$0.05	2%	$0.58	33%
Return on common equity	14%	14%	11%
Return on tangible common equity	17	17	13
Discussion of Results:
Net income was $8.4 billion, an increase of 24%.
Net revenue was $27.8 billion, up 5%. Net interest income was $14.1 billion, up 7%, driven by the impact of higher rates which includes lower Markets net interest income, as well as loan and deposit growth. Noninterest revenue was $13.8 billion, up 3%, largely driven by higher Markets noninterest revenue and auto lease income, partially offset by markdowns on certain legacy private equity investments.
Noninterest expense was $15.6 billion, up 7%, predominantly driven by investments in the business and revenue-related costs, including higher compensation expense and auto lease depreciation, as well as investments in technology, marketing and real estate.
The provision for credit losses was $948 million, down from $1.5 billion in the prior year. The decrease was driven by the Consumer portfolio, largely reflecting net reserve releases in the current period versus a net build in the prior year.
The effective tax rate on a reported basis for the quarter was 21.6% compared to 29.6% in the prior year, reflecting the enactment of the Tax Cuts & Jobs Act (“TCJA”).

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				2Q18		3Q17
($ millions)	3Q18	2Q18	3Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$13,290	$12,497	$12,033	$793	6%	$1,257	10%
Consumer & Business Banking	6,385	6,131	5,408	254	4	977	18
Home Lending	1,306	1,347	1,558	(41)	(3)	(252)	(16)
Card, Merchant Services & Auto	5,599	5,019	5,067	580	12	532	10
Noninterest expense	6,982	6,879	6,495	103	1	487	7
Provision for credit losses	980	1,108	1,517	(128)	(12)	(537)	(35)
Net income	$4,086	$3,412	$2,553	$674	20%	$1,533	60%
Discussion of Results:
Net income was $4.1 billion, an increase of 60%. Net revenue was $13.3 billion, an increase of 10%.
Consumer & Business Banking net revenue was $6.4 billion, up 18%, predominantly driven by higher net interest income as a result of higher deposit margins and balance growth. Home Lending net revenue was $1.3 billion, down 16%, driven by lower net servicing revenue, as well as loan spread and production margin compression. Card, Merchant Services & Auto net revenue was $5.6 billion, up 10%, driven by higher Card net interest income on margin expansion and loan growth, higher auto lease volumes, and higher Card noninterest revenue, reflecting lower acquisition costs, which were predominantly offset by lower net interchange income.
Noninterest expense was $7.0 billion, up 7%, predominantly driven by investments in technology and higher auto lease depreciation.
The provision for credit losses was $980 million, a decrease of $537 million, largely driven by a net reserve release of $100 million in the current quarter, compared with a build of $300 million in Card in the prior year. The current quarter included a reserve release of $250 million in the Home Lending purchased credit-impaired portfolio, reflecting continued improvement in home prices and delinquencies, largely offset by a reserve build of $150 million in Card driven by loan growth and higher loss rates, as expected. Net charge-offs were lower, predominantly due to a net recovery in Home Lending, which was largely driven by a loan sale.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				2Q18		3Q17
($ millions)	3Q18	2Q18	3Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$8,805	$9,923	$8,615	$(1,118)	(11)%	$190	2%
Banking	3,245	3,451	3,119	(206)	(6)	126	4
Markets & Investor Services	5,560	6,472	5,496	(912)	(14)	64	1
Noninterest expense	5,175	5,403	4,793	(228)	(4)	382	8
Provision for credit losses	(42)	58	(26)	(100)	NM	(16)	(62)
Net income	$2,626	$3,198	$2,546	$(572)	(18)%	$80	3%
Discussion of Results:
Net income was $2.6 billion, an increase of 3%. Net revenue was $8.8 billion, up 2%.
Banking revenue was $3.2 billion, up 4%. Investment Banking revenue was $1.7 billion, flat compared to a strong prior year, with overall share gains, reflecting higher equity underwriting fees offset by lower debt underwriting and advisory fees. Treasury Services revenue was $1.2 billion, up 12%, predominantly driven by higher interest rates and growth in operating deposits. Lending revenue of $331 million was flat.
Markets & Investor Services revenue was $5.6 billion, up 1%. Markets revenue of $4.4 billion was down 2% driven by Fixed Income Markets revenue, down 10%. Excluding the reduction in tax-equivalent adjustments as a result of the enactment of the TCJA, Markets revenue was up 1%, and Fixed Income Markets revenue was down 6%7. Fixed Income Markets revenue of $2.8 billion was down, reflecting mild weakness in Rates, Financing, Credit Trading and Securitized Products, as a result of compressed margins and tighter financing spreads in competitive markets. This decline was partially offset by increased activity levels in Emerging Markets, and in Commodities, by higher revenue compared to a challenging prior year. Equity Markets revenue was $1.6 billion, up 17%, with higher revenue across products, reflecting strong client activity. Securities Services revenue was $1.1 billion, up 5%, driven by higher interest rates and operating deposit growth, as well as higher asset-based fees from new client activity.
Noninterest expense was $5.2 billion, up 8%, predominantly due to a combination of higher legal expense, higher compensation expense largely driven by investments in technology and bankers, and higher volume-related transaction costs.
The provision for credit losses was a benefit of $42 million, driven by a net recovery related to a loan sale.

COMMERCIAL BANKING (CB)

Results for CB				2Q18		3Q17
($ millions)	3Q18	2Q18	3Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,271	$2,316	$2,146	$(45)	(2)%	$125	6%
Noninterest expense	853	844	800	9	1	53	7
Provision for credit losses	(15)	43	(47)	(58)	NM	32	68
Net income	$1,089	$1,087	$881	$2	—	$208	24%
Discussion of Results:
Net income was $1.1 billion, an increase of 24%.
Net revenue was $2.3 billion, up 6%, driven by higher net interest income due to higher deposit margins, partially offset by lower deposit balances, largely due to non-operating deposits migrating to higher yielding investments.
Noninterest expense was $853 million, up 7%, predominantly driven by investments in banker coverage and technology.
The provision for credit losses was a benefit of $15 million, driven by net recoveries.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				2Q18		3Q17
($ millions)	3Q18	2Q18	3Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,559	$3,572	$3,472	$(13)	—	$87	3%
Noninterest expense	2,585	2,566	2,408	19	1	177	7
Provision for credit losses	23	2	8	21	NM	15	188
Net income	$724	$755	$674	$(31)	(4)%	$50	7%
Discussion of Results:
Net income was $724 million, an increase of 7%.
Net revenue was $3.6 billion, an increase of 3%, driven by higher management fees net of fee compression, on higher market levels and net long-term product inflows, as well as strong banking results, partially offset by the impact of lower market valuation gains, including on seed capital investments.
Noninterest expense was $2.6 billion, an increase of 7%, largely driven by investments in advisors and technology, as well as higher external fees on revenue growth.
Assets under management were $2.1 trillion, up 7%, driven by net inflows into long-term and liquidity products, as well as higher market levels.

CORPORATE

Results for Corporate				2Q18		3Q17
($ millions)	3Q18	2Q18	3Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(103)	$80	$186	$(183)	NM	$(289)	NM
Noninterest expense	28	279	74	(251)	(90)	(46)	(62)
Provision for credit losses	2	(1)	—	3	NM	2	NM
Net income/(loss)	$(145)	$(136)	$78	$(9)	(7)%	$(223)	NM
Discussion of Results:
Net loss was $145 million, compared with net income of $78 million in the prior year.
Net revenue was a loss of $103 million, largely driven by markdowns on certain legacy private equity investments totaling approximately $220 million pre-tax.
Noninterest expense was $28 million, including a net legal benefit.

JPMorgan Chase & Co.
News Release

2.	Notes on non-GAAP financial measures and key performance measures:
Notes on non-GAAP financial measures

a.
In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $69.52, $68.85 and $66.95 at September 30, 2018, June 30, 2018, and September 30, 2017, respectively. TCE, ROTCE, and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.
Adjusted expense and adjusted overhead ratio are each non-GAAP financial measures. Adjusted expense excluded Firmwide legal expense of $20 million, $0 million and $(107) million for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively. The adjusted overhead ratio measures the Firm’s adjusted expense as a percentage of adjusted managed net revenue. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

Notes on key performance measures

d.
Estimated as of September 30, 2018. The Basel III regulatory capital, risk-weighted assets and capital ratios (which become fully phased-in effective January 1, 2019), and the Basel III supplementary leverage ratio (“SLR”) (which was fully phased-in effective January 1, 2018), are all considered key regulatory capital measures. The capital adequacy of the Firm is evaluated against the Basel III approach (Standardized or Advanced) that results, for each quarter, in the lower ratio (the “Collins Floor”). These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, including the Collins Floor, see Capital Risk Management on pages 82-91 of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2017, and pages 43-47 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

e.
Core loans represent loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

JPMorgan Chase & Co.
News Release

Additional notes:

3.	Last twelve months (“LTM”).

4.	Net of stock issued to employees.

5.	Excludes Commercial Card.

6.
Credit provided to clients represents new and renewed credit, including loans and commitments. Credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. Credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

7.	Reflects a reduction of approximately $140 million in FTE adjustments compared with the prior year quarter, resulting from the enactment of the TCJA.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, October 12, 2018, at 8:30 a.m. (Eastern) to present third-quarter 2018 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on October 12, 2018, through midnight, October 26, 2018, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 1075419. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2018 and March 31, 2018, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase/sec.cfm), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.